EXHIBIT 10.7

A.M. CASTLE & CO.
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
2008 A.M. CASTLE & CO. OMNIBUS INCENTIVE PLAN

OPTIONEE:
ADDRESS:
NUMBER OF SHARES:
EXERCISE PRICE PER SHARE: $
GRANT DATE:
EXPIRATION DATE:

This is an award agreement (the “Award Agreement”) between A.M. Castle & Co., a Maryland corporation (the “Corporation”), and the individual named above (the “Employee” or “Optionee”). The Corporation hereby grants to the Optionee the right and option (this “Option”) to purchase all or any part of an aggregate of the above-stated number of shares of Stock of the Corporation on the terms and conditions contained in the Corporation’s 2008 A.M. Castle & Co. Omnibus Incentive Plan, as amended and restated as of April 25, 2013, and as may be amended from time to time (the “Plan”) and, further subject to the Non-Qualified Stock Option Agreement Supplement which is attached hereto. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.
Subject to the terms and conditions of this Award Agreement, this Option is exercisable on or after the date set forth in the Non-Qualified Stock Option Agreement Supplement; provided, however, that this Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the Expiration Date.
The Corporation and the Optionee hereby agree to the terms and conditions of this Award Agreement and have executed it as of the Grant Date set forth above.

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A.M. CASTLE & CO.
NON-QUALIFIED STOCK OPTION AGREEMENT SUPPLEMENT
1.    This Option shall be treated as a Non-Qualified Stock Option. The Option is granted under the terms of the 2008 A.M. Castle & Co. Omnibus Incentive Plan, as amended and restated as of April 25, 2013, and as may be amended from time to time (the “Plan”), as indicated in the Non-Qualified Stock Option Award Agreement (the “Award Agreement”). The term of the Option shall be for a period of ten (10) years from the Grant Date, or such shorter period as is prescribed in paragraphs 3, 4, and 5 hereof. Unless covered by a specific change in control or severance agreement entered into between the Optionee and the Corporation, the Option shall be exercisable to the extent of the number of shares specified in the Award Agreement as follows:

(a)
One-third of the Option shall be vested on [___________________], if the Optionee remains continuously employed by the Corporation or a Subsidiary through that date; provided that this portion of the Option shall not be exercisable until July 24, 2016;

(b)	An additional one-third of the Option shall be vested and exercisable on [____________], if the Optionee remains continuously employed by the Corporation or a Subsidiary through that date; and

(c)	The final one-third of the Option shall be vested and exercisable on [_______________], if the Optionee remains continuously employed by the Corporation or a Subsidiary through that date.

In the event of the termination of the Optionee’s employment for any reason, any portion of the Option that is not vested shall be forfeited, unless expressly provided otherwise in a change in control or severance agreement entered into between the Optionee and the Corporation. Except as provided in subparagraph (a) above and paragraphs 3 and 4 below, the vested portion of the Option may be exercised, at any time or from time to time during said term, as to all full shares that have become so purchasable. Except as provided in paragraphs 3 and 4 hereof, the Option may not be exercised unless the Optionee shall, at the time of exercise, be an employee of the Corporation or a Subsidiary thereof. The Optionee shall have none of the rights of a shareowner with respect to any of the shares of Stock subject to the Option until such shares shall be issued upon the exercise of the Option.
2.    The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option shall be exercisable, during the lifetime of the Optionee, only by the Optionee. Without limiting the generality of the foregoing, the Option may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option shall be null and void and without effect.
3.    In the event of the termination of the employment of the Optionee for any reason other than due to death, total and permanent disability, or a Qualified Retirement as set forth in paragraph 4 hereof, the portion of the Option that has not vested as of the Optionee’s termination of employee shall be forfeited and the vested portion of the Option shall remain exercisable until the date that is three (3) months after the Optionee’s continuous employment with the Corporation and its Subsidiaries terminates. The Option shall not be affected by any change of employment so long as the Optionee continues to be an employee of the Corporation or of its Subsidiaries thereof or by any temporary leave of absence approved by the Human Resources Committee of the Board of Directors of the Corporation (the “Committee”).

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4.    In the event of a Qualified Retirement, which means with respect to an employee a termination from employment from the Corporation or any of its Subsidiaries under the Corporation’s retirement plans (a “Qualified Retirement”), the Optionee may exercise the Option to the extent the Option is exercisable or becomes exercisable under its terms at any time within three (3) years after the Qualified Retirement, but not after the term of the Option. In the event of termination due to death or total and permanent disability, the Optionee may exercise the Option, to the extent the Option is exercisable or becomes exercisable under its terms, at any time within three (3) years after termination for total and permanent disability, but not after the term of the Option. For purposes of the Plan, total and permanent disability means the Optionee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (i) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Corporation’s employees, or (ii) unable to engage in any substantial gainful activity.
5.    Any Option that did not become exercisable and that cannot become exercisable under the terms of the Option, and any Option that ceased to be exercisable and cannot again become exercisable under the terms of the Option shall terminate.
6.    If all or any portion of the Option is exercised subsequent to any stock dividend, stock split, recapitalization, combination or exchange of shares, reorganization (including, but not limited to, merger or consolidation), liquidation or other event occurring after the date hereof, as a result of which any shares or other securities of the Corporation or any other entity (including, but not limited to, any Subsidiary of the Corporation) shall be issued in respect of the outstanding shares of Stock, or shares of Stock shall be changed into the same or a different number of shares or other securities of the same or any other class or classes, the person or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the class and aggregate number of shares or other securities which, if shares of Stock (as authorized at the date hereof) had been purchased on the date hereof for the same aggregate price (on the basis of the price per share) and had not been disposed of, such person or persons would be holding at the time of such exercise as a result of such purchase any and all such stock dividends, stock splits, recapitalizations, combinations or exchanges of shares, reorganizations, liquidations or other events. In the event of any corporate reorganization, separation or division (including, but not limited to, split-up, split off, spin-off or sale of assets) as a result of which any cash or shares or other securities of any entity other than the Corporation (including, but not limited to, any Subsidiary of the Corporation), shall be distributed in respect of the outstanding shares of Stock, a committee of the Board shall make such adjustments in the terms of the Option (including, but not limited to, the number of shares covered and the purchase price of such shares) as it may deem appropriate to provide equitably for the Optionee’s interest in the Option. Upon any adjustment as aforesaid, the minimum number of full shares that may be purchased upon any exercise of the Option as specified in paragraph 1 shall be adjusted proportionately. No fractional shares shall be issued upon any exercise of the Option, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued.
7.    Subject to the terms and conditions contained herein, in the Award Agreement and the Plan, the Option may be exercised by giving notice as provided in instructions issued by the Secretary for the exercise of Options generally, which instructions may provide for the use of agents, including stock brokers, to effect exercise of Options, or in the absence of such instructions, by written notice to the Secretary of the Corporation at the location of its principal office at the time of exercise, which is currently located at 1420 Kensington Road, Suite 220, Oak Brook, IL 60523, or by such form of electronic notice or exercise as the Corporation shall then require. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised, shall be signed by the person or persons so exercising the Option and shall be accompanied by instructions to the Secretary to exercise, in whole or in part, through a cashless exercise, net-exercise, or other arrangements through agents, including stockbrokers, under arrangements established by the Corporation for the exercise of the Option, or, if not covered by such instructions, for payment of the full purchase price of said shares by cash, including a personal check made payable to the Corporation, or by delivering at fair market value on the date of exercise unrestricted Stock already owned by the Optionee, or by any combination of cash and Stock, and in either case, by payment to the Corporation of any withholding tax. Shares which otherwise would be delivered to the holder of an Option may be delivered, at the election of the holder, to the Corporation in payment of Federal, state and/or local withholding taxes due in connection with an exercise. In no event may successive simultaneous pyramiding be used to exercise an Option.

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A certificate or certificates representing said shares shall be delivered as soon as practicable after the notice shall be received by the Corporation. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option and shall be delivered as aforesaid to or upon the written order of the person or persons exercising the Option. The date of exercise of the Option shall be the date on which the aforesaid written notice, properly executed and accompanied as aforesaid, is received under the Secretary’s instructions or by the Secretary. The payment due to the Optionee upon exercise of the Option will be settled solely in Stock. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.
8.    The Corporation shall at all times during the term of the Option reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements contained herein, in the Award Agreement and in the Plan, shall pay all original issue and/or transfer taxes with respect to the issue and/or transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Corporation in connection therewith and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Corporation, shall be applicable thereto.
9.    Miscellaneous
(a)As used herein, the term “Subsidiary” or “Subsidiaries” shall have the meaning ascribed to it in the Plan, and the term “Stock” shall mean a share of common stock of the Corporation that, by its terms, may be voted on all matters submitted to stockholders of the Corporation generally.

(b)Disclaimer of Rights. Nothing contained herein shall be construed as giving the Optionee any right to be retained, in any position, as an employee, consultant or director of the Corporation or a Subsidiary or shall interfere with or restrict in any way the rights of the Corporation or a Subsidiary, which are hereby expressly reserved, to remove, terminate or discharge the Optionee at any time for any reason whatsoever.

(c)Terms of Plan. The Option is subject to the terms and conditions set forth in the Plan, which are incorporated into and shall be deemed to be a part of this Option, without regard to whether such terms and conditions (including, for example, provisions relating to certain changes in capitalization of the Corporation) are otherwise set forth in this Option. In the event that there is any inconsistency between the provisions of this Option and of the Plan, the provisions of the Plan shall govern.

(d)Amendment. This Award Agreement may be amended only by a writing executed by the Corporation and the Optionee that specifically states that it is amending this Award Agreement. Notwithstanding the foregoing, this Award Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Award Agreement, so long as a copy of such amendment is delivered to the Optionee, and provided that no such amendment adversely affecting the rights of the Optionee hereunder may be made without the Optionee’s written consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Optionee, the provisions of the Options or this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling or judicial decisions, provided that any such change shall be applicable only to the Option which is than subject to restrictions as provided herein.

(e)Severability. If any term, provision, covenant or restriction contained herein is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

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(f)Controlling Law. This Award Agreement shall be construed, interpreted, and applied in accordance with the law of the State of Maryland, without giving effect to the choice of law provisions thereof. The Optionee agrees irrevocably to submit any dispute arising out of or relating to the Option, this Award Agreement, or the Plan to the exclusive concurrent jurisdiction of the state and federal courts located in Illinois. The Optionee also irrevocably waives, to the fullest extent permitted by applicable law, any objection the Optionee may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and the Optionee agree to accept service of legal process from the courts of Illinois.

(g)Code Section 409A Compliance. To the extent applicable, it is intended that the Option, this Award Agreement, and the Plan not be subject to or otherwise comply with the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply. The Option, this Award Agreement, and the Plan shall be interpreted and administered in a manner consistent with this intent, and any provision that would cause the Option, this Award Agreement, or the Plan to fail to satisfy Code Section 409A shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Corporation without the Optionee’s consent).

(h)Forfeiture and Clawback. The Option awarded under this Award Agreement will be valid only if the Optionee executes this Award Agreement (including by electronic acceptance) and returns it to the Corporation within thirty (30) calendar days from the Grant Date. If the Optionee does not execute and return this Award Agreement, the Optionee will forfeit the Option. The Optionee shall be required to repay to the Corporation or forfeit, as appropriate, any and the Option awarded under this Award Agreement to the extent required by applicable law or the “clawback” provisions of the Plan or any policy adopted by the Committee or the Board, as each may be amended from time to time.

(i)Successors. The terms of this Award Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and of the Optionee and the Optionee’s beneficiaries, executors, administrators, heirs and successors.

(j)Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Award Agreement may be delivered and acknowledged electronically. The Optionee’s acceptance of this Award Agreement electronically will have the same effect as physical delivery of the paper document bearing an original signature.

10.    Restrictive Covenants. The Optionee and the Corporation agree that the Corporation’s business is global in scope and depends, to a considerable extent, upon the individual efforts of the Optionee in management and operation. The Corporation and the Optionee covenant and agree that the Corporation will provide the Optionee Confidential Information (as defined below) to permit the Optionee to perform the Optionee’s duties on behalf of the Corporation and its Subsidiaries, which will include, among other things, generating additional Confidential Information (as defined below) on behalf of the Corporation and its Subsidiaries. In consideration of the Corporation making this Award, the Optionee agrees and covenants, that during the Optionee’s employment or service with the Corporation and its Subsidiaries and for a period of twelve (12) months after the Optionee’s termination of employment or service, the Optionee covenants and agrees as follows.
(a)The Optionee will not be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (defined below) if: (i) the employment, consulting, assistance or services that the Optionee is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Optionee provided to the Corporation or its Subsidiaries and are or will be within the Restricted Territory (defined below); or (ii) the Confidential Information to which the Optionee had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such Confidential Information. For purposes of this subparagraph (a), services provided by others will be deemed to have been provided by the Optionee if the Optionee had material supervisory responsibilities with respect to the provision of such services.

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(b)The Optionee will not solicit or attempt to solicit any party who is then, or during the 12- month period prior to the Optionee’s termination of employment or service was, a customer or supplier of the Corporation or a Subsidiary for or with whom the Optionee (or the Optionee’s subordinates) had Confidential Information or contact on behalf of the Corporation, provided that the restriction in this subparagraph (b) will not apply to any activity on behalf of a business that is not a Competitor.

(c)The Optionee will not solicit, entice, persuade or induce any individual who is employed by the Corporation or its Subsidiaries (or was so employed within ninety (90) calendar days prior to the Optionee’s action and not involuntarily terminated for any reason other than Cause) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Corporation or its Subsidiaries, and the Optionee will not approach any such employee, either in person or through electronic or social media, for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(d)The Optionee will not directly or indirectly own an equity interest in any Competitor (other than ownership of five percent (5%) or less of the outstanding stock of any corporation listed on the New York Stock Exchange or the American Stock Exchange or included in the NASDAQ System, so long as such ownership is passive in nature).

(e)The term “Competitor” means any enterprise (including a person, firm, or business, whether or not incorporated) during any period in which it is materially competitive in any way with any business in which the Corporation or any of its Subsidiaries was engaged during the 12-month period prior to the Optionee’s termination of employment or service. Upon the written request of the Optionee, the Corporation’s Chief Executive Officer will determine whether a business or other entity constitutes a “Competitor” for purposes of this Section 10 and may require the Optionee to provide such information as the Chief Executive Officer determines to be necessary to make such determination. The current and continuing effectiveness of such determination may be conditioned on the continuing accuracy of such information, and on such other factors as the Chief Executive Officer may determine. The term “Restricted Territory” means the continental United States, Mexico, Canada, Spain, the United Kingdom, France, Singapore, and China. The Restricted Territory also shall include any country in which the Optionee (and/or employees of the Corporation or its Subsidiaries who the Optionee supervised) had responsibility or generated or obtained Confidential Information.

(f)The Optionee agrees to keep secret and confidential, all Confidential Information (defined below), and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way during employment or service and at all times thereafter, provided, however, (1) if the jurisdiction in which the Corporation seeks to enforce the confidentiality obligation will not enforce a confidentiality obligation of indefinite duration, then the provisions in this Award Agreement restricting the disclosure and use of Confidential Information will survive for a period of five (5) years following the Optionee’s termination of employment or service; and (2) that trade secrets will remain confidential indefinitely. For purposes of the Award Agreement, the term “Confidential Information” will include all non-public information (including, without limitation, information regarding litigation and pending litigation, trade secrets, proprietary information, or confidential or proprietary methods) concerning the Corporation and its Subsidiaries (and their customers) which was generated or acquired by or disclosed to the Optionee during the course of the Optionee’s employment with the Corporation, or during the course of the Optionee’s consultation with the Corporation following the termination of employment or service. This subparagraph (f) will not be construed to restrict unreasonably the Optionee’s ability to disclose Confidential Information in a court proceeding in connection with the assertion of, or defense against any claim of breach of the Award Agreement. If there is a dispute between the Corporation and the Optionee as to whether information may be disclosed in accordance with this subparagraph (f), the matter will be submitted to the court for decision.

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(g)The Optionee agrees that a breach of any of the covenants contained in this Section 10 may cause such damage to the Corporation as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, the Optionee agrees that in the event of a breach or threatened breach of any of the covenants contained in this Section 10, in addition to, and in no way in limitation of, any and all other remedies the Corporation will have in law and equity for the enforcement of such covenants and any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Optionee shall forfeit the Option granted under this Award Agreement, including any Option that has fully vested and been delivered, and, if the Optionee has previously sold any of Stock derived from the Award, the Corporation shall also have the right to recover from the Optionee the economic value of such Stock as of the date that it vested. The forfeiture provisions of this subparagraph (g) will continue to apply, in accordance with their terms, after the non-solicit and/or non-disclosure provisions of any employment or other agreement between the Corporation and the Optionee have lapsed.

The Optionee acknowledges that the restrictions in this Section 10 are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Corporation and its Subsidiaries, that the Award provided under this Award Agreement is full and fair compensation for these covenants and that these covenants do not impair the Optionee’s ability to be employed in other areas of the Optionee’s expertise and experience. Specifically, the Optionee acknowledges the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Corporation and its Subsidiaries, the widespread domestic and international scope of the Optionee’s contacts created during the Optionee’s employment with the Corporation, the domestic and international scope of the Optionee’s responsibilities while employed by the Corporation and the Optionee’s access to marketing strategies of the Corporation and its Subsidiaries. Notwithstanding the foregoing, if any court determines that the terms of any of the restrictions herein are unreasonable or unenforceable, such court may interpret, alter, amend, or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms. In the event of the Optionee’s breach of any such covenant, the term of the covenant will be extended for a period equal to the period that the breach continues.

11.    The terms and conditions contained herein and in the Award Agreement shall be subject to and governed by the terms of the Plan, a copy of which is being delivered herewith to the Optionee. Optionee acknowledges that the Plan may be amended, prospectively or retroactively in order to comply with the requirements of the Internal Revenue Code governing deferred compensation, and Optionee agrees to comply with the terms of the Plan as so amended from time to time.

A.M. CASTLE & CO.	GRANTEE

By: Marec E. Edgar	[Signature]
Its: Executive Vice President, General Counsel, Secretary & Chief Administrative Officer	Name:

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